Exhibit 10.1

Equitable Resources, Inc.

2006 PAYROLL DEDUCTION

AND

CONTRIBUTION PROGRAM

EQUITABLE RESOURCES, INC.
2006 PAYROLL DEDUCTION AND CONTRIBUTION PROGRAM

Table of Contents

ARTICLE I		1

1.1	Statement of Purpose	1

ARTICLE II		2

DEFINITIONS		2

2.1	Base Salary.	2
2.2	Code.	2
2.3	Committee.	2
2.4	Company.	2
2.5	Company Benefit.	2
2.6	Compensation.	2
2.7	Contribution Amount.	2
2.8	Eligible Employee.	2
2.9	Employer.	2
2.10	Participant.	3
2.11	Payroll Deduction Authorization.	3
2.12	Personal Retirement Annuity.	3
2.13	Program Year.	3
2.14	Program.	3
2.15	Selected Affiliate.	3

ARTICLE III		4

ELIGIBILITY AND PARTICIPATION		4

3.1	Eligibility.	4
3.2	Participation.	4
3.3	Change in Participation Status.	4
3.4	Ineligible Participant	4

ARTICLE IV		5

CONTRIBUTIONS AND COMPANY BENEFITS		5

4.1	Contribution Amounts.	5
4.2	Company Benefit.	5
4.3	Contribution Amounts and Company Benefit Amounts.	5

ARTICLE V		6

PERSONAL RETIREMENT ANNUITIES		6

5.1	General.	6
5.2	Terms of Personal Retirement Annuity.	6

ARTICLE VI		7

ADMINISTRATION		7

6.1	Committee.	7
6.2	Agents.	7
6.3	Binding Effect of Decisions.	7
6.4	Indemnification of Committee.	7

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ARTICLE VII		8

AMENDMENT AND TERMINATION OF PROGRAM		8

7.1	Amendment.	8
7.2	Termination.	8

ARTICLE VIII		9

MISCELLANEOUS		9

8.1	Funding.	9
8.2	Nonassignability.	9
8.3	No Acceleration of Benefits.	9
8.4	Captions.	9
8.5	Governing Law.	9
8.6	Successors.	9
8.7	No Right to Continued Service.	10
8.8	Benefit Claims.	10

EXHIBIT A		I

EXHIBIT B		II

EXHIBIT C		III

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ARTICLE I

1.1          Statement of Purpose

This is the Equitable Resources, Inc. 2006 Payroll Deduction and Contribution Program (the “Program”) made in the form of this Program and in related payroll deduction authorization forms between the Employer and certain management or highly compensated employees.  The purpose of the Program is to provide a select group of management and highly compensated employees of the Employer with the ability to deposit portions of their compensation payable for services rendered to the Employer in a Personal Retirement Annuity.  It is intended that the Program will assist in attracting and retaining qualified individuals to serve as officers and managers of the Employer.

ARTICLE II

DEFINITIONS

When used in this Program and initially capitalized, the following words and phrases shall have the meanings indicated:

2.1          Base Salary.

“Base Salary” means a Participant’s base earnings paid by the Employer to a Participant without regard to any increases or decreases in base earnings as a result of an election between benefits or cash provided under a plan of an Employer maintained pursuant to Section 125 or 401(k) of the Code.

2.2          Code.

“Code” means the Internal Revenue Code of 1986, as amended.

2.3          Committee.

“Committee” has the meaning set forth in Section 6.1.

2.4          Company.

“Company” means Equitable Resources, Inc. and any successor thereto.

2.5          Company Benefit.

“Company Benefit” means the benefit payable to the Personal Retirement Annuity on behalf of the Participant pursuant to Section 4.2.

2.6          Compensation.

“Compensation” means the Base Salary payable with respect to an Eligible Employee for each Program Year in excess of the salary taken into account for purposes of determining a Participant’s deferrals under the Equitable 401(k) Plan, as hereinafter defined.

2.7          Contribution Amount.

“Contribution Amount” means the amount contributed to the Personal Retirement Annuity by a Participant under Section 4.1.

2.8          Eligible Employee.

“Eligible Employee” means a highly compensated or management employee of the Employer who is designated by the Committee, by name or group or description, in accordance with Section 3.1, as eligible to participate in the Program.

2.9          Employer.

“Employer” means, with respect to a Participant, the Company or the Selected Affiliate which pays such Participant’s Compensation.

2.10        Participant.

“Participant” means any Eligible Employee who elects to participate by filing a Payroll Deduction Authorization.

2.11        Payroll Deduction Authorization.

“Payroll Deduction Authorization” means the written authorization made by a Participant to permit the Employer to deduct amounts from the Participant’s Compensation and contribute such amounts to the Personal Retirement Annuity on the Participant’s behalf.

2.12        Personal Retirement Annuity.

“Personal Retirement Annuity” means the annuity described in Section 5.1.

2.13        Program Year.

“Program Year” means each twelve-month period commencing January 1 and ending December 31, except that the first Program Year shall commence on August 14, 2006 and end on December 31, 2006.

2.14        Program.

“Program” means the Equitable Resources, Inc. 2006 Payroll Deduction and Contribution Program, as amended from time to time.

2.15        Selected Affiliate.

“Selected Affiliate” means (1) any company in an unbroken chain of companies beginning with the Company if each of the companies other than the last company in the chain owns or controls, directly or indirectly, stock possessing not less than 50 percent of the total combined voting power of all classes of stock in one of the other companies, or (2) any partnership or joint venture in which one or more of such companies is a partner or venturer, each of which shall be selected by the Committee.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1          Eligibility.

Eligibility to participate in the Program is limited to Eligible Employees.  From time to time, and subject to Section 3.4, the Committee shall prepare, and attach to the Program as Exhibit A, a complete list of the Eligible Employees, by individual name or by reference to an identifiable group of persons or by descriptions of individuals which would qualify as individuals who are eligible to participate, and all of whom shall be a select group of management or highly compensated employees.

3.2          Participation.

Participation in the Program shall be limited to Eligible Employees who elect to participate in the Program by filing a Payroll Deduction Authorization with the Committee.  An Eligible Employee shall commence participation in the Program upon the first day of each Program Year, following the receipt of his or her Payroll Deduction Authorization by the Committee in the preceding calendar year or within 30 days of becoming a Participant if such date occurs after the commencement of the Program Year; provided further that, for the first Program Year the Participant may file his or her Payroll Deduction Authorization within thirty days after commencement of the first Program Year.  Unless and until terminated, Payroll Deduction Authorizations will remain effective from year to year.

3.3          Change in Participation Status.

A Participant may terminate his or her participation in the Program at any time during a Program Year.

3.4          Ineligible Participant

Notwithstanding any other provisions of this Program to the contrary, if the Committee determines that any Participant may not qualify as a member of a select group of “management or highly compensated employee” within the meaning of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or regulations thereunder, the Committee may determine, in its sole discretion, that such Participant shall cease to be eligible to participate in this Program.

ARTICLE IV

CONTRIBUTIONS AND COMPANY BENEFITS

4.1          Contribution Amounts.

With respect to each Program Year, a Participant may elect a payroll deduction of a specified percentage of his or her Compensation as provided in Exhibit B by filing a Payroll Deduction Authorization prior to the commencement of the Program Year or, in the case of the first Program Year or the first year in which a Participant becomes eligible to participate after commencement of the Program Year, within 30 days after the commencement of the first Program Year or initial eligibility, as the case may be.  A Participant may change the percentage of his or her Compensation to be deducted at any time during a Program Year.

4.2          Company Benefit.

The Employer shall provide a Company Benefit under this Program with respect to each Participant who is eligible to be allocated matching contributions and/or performance contributions (also known as “retirement contributions”) under the Equitable Resources, Inc. Employee Savings Plan, originally adopted September 1, 1985, as amended (“Equitable 401(k) Plan”).  The total Company Benefit under this Program on behalf of a Participant for a Program Year shall be equal to the matching and performance contributions which would be credited to the Participant under the Equitable 401(k) Plan based upon the Participant’s Contribution Amount, absent the limitations of Sections 402(g), 401(a)(17), and 415 of the Code.  Except as expressly provided herein, the terms and conditions of any Company Benefit provided under this Program shall be the same as provided in the Equitable 401(k) Plan.

4.3          Contribution Amounts and Company Benefit Amounts.

(a)  Contribution Amounts.  Participant’s Contribution Amounts shall be contributed by the Employer to the Participant’s Personal Retirement Annuity on an after-tax basis in accordance with the Employer’s normal payroll practices.  To the extent that the Employer is required to withhold any taxes or other amounts from Participants’ Contribution Amounts pursuant to any state, federal or local law, such amounts shall be withheld from the Participants’ Contribution Amounts.

(b)  Company Benefits.  The Company Benefit under the Program for each Participant shall be contributed by the Employer to the Participant’s Personal Retirement Annuity on an after-tax basis on the last business day of each calendar month, provided that the Participant is employed by the Employer or selected Affiliated on such date and has not terminated his or her participation in the Plan; provided, further, that in no event shall any Company Benefit be contributed to the Participant’s Personal Retirement Annuity later than 2½ months following the year in which the Participant received a vested right to such amounts, within the meaning of Section 409A of the Code.  If a Participant ceases to be employed by the Company prior to the last business day of a month or has terminated his or her participation in the Plan prior to such day, the Company Benefit for such month shall be forfeited without any further action required by the Company.

ARTICLE V

PERSONAL RETIREMENT ANNUITIES

5.1          General.

The Personal Retirement Annuity to which Contribution Amounts and Company Benefits will be contributed is listed on Exhibit C, hereto, and may be changed by the Committee in its discretion, on a prospective basis, from time to time.

5.2          Terms of Personal Retirement Annuity.

The terms of the Personal Retirement Annuity shall be as provided by the sponsor of such annuity, including the investment returns and elections, payment and withdrawal provisions and statements of account.  The election of investments within a Personal Retirement Annuity shall be the sole responsibility of each Participant.  The Company, the Employer, their employees and Committee members are not authorized to make any recommendation to any Participant with respect to such election.  Each Participant assumes all risk connected with any adjustment to the value of his or her Personal Retirement Annuity.  Neither the Committee, the Company, nor the Employer in any way guarantees against loss or depreciation.

ARTICLE VI

ADMINISTRATION

6.1          Committee.

The administrative committee for the Program (the “Committee”) shall be the Benefits Administration Committee of the Company.  The Committee shall have (i) complete discretion to supervise the administration and operation of the Program, (ii) complete discretion to adopt rules and procedures governing the Program from time to time, and (iii) sole authority to give interpretive rulings with respect to the Program.

6.2          Agents.

The Committee may appoint an individual, who may be an employee of the Company, to be the Committee’s agent with respect to the day-to-day administration of the Program.  In addition, the Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

6.3          Binding Effect of Decisions.

Any decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Program shall be final and binding upon all persons having any interest in the Program.

6.4          Indemnification of Committee.

The Company shall indemnify and hold harmless the members of the Committee and the Benefits Investment Committee and their duly appointed agents under Section 6.2 against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Program, except in the case of gross negligence or willful misconduct by any such member or agent of the Committee or Benefits Investment Committee.

ARTICLE VII

AMENDMENT AND TERMINATION OF PROGRAM

7.1          Amendment.

The Company, on behalf of itself and of each Selected Affiliate may at any time amend, suspend or reinstate any or all of the provisions of the Program, except that no such amendment, suspension or reinstatement may adversely affect any Participant’s Personal Retirement Annuity as it existed as of the day before the effective date of such amendment, suspension or reinstatement, without such Participant’s prior written consent.  Written notice of any amendment or other action with respect to the Program shall be given to each Participant.

7.2          Termination.

The Company, on behalf of itself and of each Selected Affiliate, in its sole discretion, may terminate this Program at any time and for any reason whatsoever.  A termination of the Program shall not adversely affect any Participant’s Personal Retirement Annuity as it existed on the day before such termination, without the Participant’s prior written consent.

ARTICLE VIII

MISCELLANEOUS

8.1          Funding.

Participants and their heirs, successors and assigns, shall have no secured interest or claim in any property or assets of the Employer or the Company.  The Employer’s and the Company’s obligation under the Program to deposit Contribution Amounts and Company Benefits to a Participant’s Personal Retirement Annuity shall be merely that of an unfunded and unsecured promise.  To the extent that any Participant or other person acquires a right to receive payments under the Program, such right shall be no greater than the right, and each Participant shall at all times have the status, of a general unsecured creditor of the Company or any Employer.

8.2          Nonassignability.

No right or interest under the Program of a Participant (or any person claiming through or under him or her) shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of any such Participant.  If any Participant shall attempt to or shall transfer, assign, alienate, anticipate, sell, pledge or otherwise encumber his or her benefits hereunder or any part thereof, or if by reason of his or her bankruptcy or other event happening at any time such benefits would devolve upon anyone else or would not be enjoyed by him or her, then the Committee, in its discretion, may terminate his or her interest in any such benefit to the extent the Committee considers necessary or advisable to prevent or limit the effects of such occurrence.  Termination shall be effected by filing a written “termination declaration” with the Clerk of the Company and making reasonable efforts to deliver a copy to the Participant whose interest is adversely affected (the “Terminated Participant”).

8.3          No Acceleration of Benefits.

Notwithstanding anything to the contrary herein, there shall be no acceleration of the time or schedule of any payments or contributions under the Program, except as may be provided in regulations under Section 409A of the Code.

8.4          Captions.

The captions contained herein are for convenience only and shall not control or affect the meaning or construction hereof.

8.5          Governing Law.

The provisions of the Program shall be construed and interpreted according to the laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws provisions.

8.6          Successors.

The provisions of the Program shall bind and inure to the benefit of the Company, the Employer, and their respective successors and assigns.  The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company or an Employer and successors of any such Company or other business entity.

8.7          No Right to Continued Service.

Nothing contained herein shall be construed to confer upon any Eligible Employee the right to continue to serve as an Eligible Employee of an Employer or in any other capacity.

8.8          Benefit Claims.

(a)  Initial Claims.  To make a claim for a benefit, a Participant may file a written request for such benefit with the Committee, setting forth the claim.  The Committee shall reply to the claim within 90 days of its receipt (but may extend such time up to an additional 90 days for reasonable cause).

(b)  Denied Claims.  If the Committee denies a claim, the Committee shall send the Participant a denial notice setting forth the specific reasons for such denial; references to pertinent provisions of this Plan; a description of any additional material or information necessary to perfect the claim and an explanation why such material or such information is necessary; information as to the steps to be taken to submit the claim for review and the applicable time limit for requesting a review; and a statement of the Participant’s right to bring an action under Section 502 of ERISA upon the denial of the appeal of a previously denied claim.

(c)  Appealing a Claim.  The Participant or the Participant’s authorized representative may make a written request within 60 days of the denial to the Committee to review the denial.  The Participant may review the pertinent documents and submit issues and comment in writing for consideration by the Committee.  If the Participant does not request a review of the initial determination within such 60-day period, he or she will be barred from challenging the determination.  Within 60 days after the Committee’s receipt of the Participant’s request for review, the Participant will receive notice of the Committee’s decision.  If the claim is denied, the notice will contain the specific reasons for the decision; specific references to the pertinent provisions of this Plan upon which the decision is based; and a statement of the Participant’s right to bring an action under Section 502 of ERISA.  If special circumstances require that the 60-day time period be extended, the Committee will notify the Participant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.